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                                                                    EXHIBIT 11.1


                            ACT MANUFACTURING, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
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                                                      YEAR ENDED DECEMBER 31,
                                                    -------------------------
                                                                 PRO FORMA
                                                       1996     1995    1994
                                                      -------  ------  ------
Net income......................................      $10,157  $4,466  $4,353
Weighted average number of common                     =======  ======  ======
 and common equivalent shares
 outstanding:
      Common Stock..............................        8,762   7,894   5,600
      Stock Options.............................          336       0       0
      Common Shares used to fund
        S Corporation distribution..............            0       0     650
                                                      -------  ------  ------
          Subtotal..............................        9,098   7,894   6,250
      Effects of SAB 83.........................            0     277     498
                                                      -------  ------  ------
      Total.....................................        9,098   8,171   6,748
                                                      =======  ======  ======
Net income per common share.....................      $  1.12  $  .55  $  .65
                                                      =======  ======  ======
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